Exhibit 23.7

Level 4, 1111 Hay Street

West Perth, WA 6005

Australia

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Cube Consulting Pty Ltd (“Cube”), in connection with the Registration Statement on Amendment No. 2 to Form F-4 dated April 18, 2023 filed by Metals Acquisition Corp and any amendments or supplements and/or exhibits thereto (collectively, the “Form F-4”) disclosing the Technical Report Summary (as defined below), consents to:

●	the public filing and use of the technical report summary titled “Technical Summary Report – CSA Copper Mine – New South Wales - Australia, effective as of April 18, 2023, by Behre Dolbear Australia Minerals Industry Consultants and other qualified persons,” (the “Technical Report Summary”), with an effective date of April 18, 2023, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Form F-4;

●	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form F-4 and any such Technical Report Summary; and

●	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form F-4.

Cube is responsible for authoring, and this consent pertains to, Sections 7, 8, 9 and 11 of the Technical Report Summary.

Dated this April 18, 2023

/s/ Mike Job
Mike Job
Executive Director and Authorized Person for
Cube Consulting Pty Ltd, a Qualified Third-Party Firm

/s/ Rebecca Prain
Rebecca Prain Managing Director and Authorized Person for
Cube Consulting Pty Ltd, a Qualified Third-Party Firm